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December 21, 1999


Legg Mason Investment Trust, Inc.
100 Light Street
Baltimore, MD  21202

Dear Sir or Madam:

      Legg Mason Investment Trust, Inc. (the "Company") is a corporation organized under the laws of the State of Maryland by Articles of Incorporation dated October 8, 1999. You have requested our opinion regarding certain matters in connection with the Company's issuance of shares of common stock ("Shares") in its series designated as Legg Mason Opportunity Trust, which has one class, Primary Class.

      We have, as counsel, participated in various corporate and other matters relating to the Company. We have examined certified copies of the Articles of Incorporation and Bylaws, the minutes of meetings of the directors and other documents relating to the organization and operation of the Company, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the unissued Shares designated as Legg Mason Opportunity Trust, which are currently being registered, may be legally and validly issued from time to time in accordance with the Company's Articles of Incorporation and Bylaws; and, when so issued, will be legally issued, fully paid and nonassessable by the Company.

      We hereby consent to the filing of this opinion in connection with Pre-Effective Amendment No. 1 to the Company's Registration Statement on Form N-1A (File No. 333-88715) being filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "The Fund's Legal Counsel" in the Statement of Additional Information filed as part of the Registration Statement.

                                   Sincerely,



                                   KIRKPATRICK & LOCKHART LLP